EXHIBIT 5.1
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 907-6457
Facsimile: (212) 208-4657

                          November 29, 2010

The Board of Directors
Adeona Pharmaceuticals, Inc.
3985 Research Park Drive
Ann Arbor, MI 48108

Re:	Registration Statement on Form S-8

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Adeona Pharmaceuticals, Inc., a Nevada corporation (the “Company”), that is intended to register under the Securities Act of 1933, as amended (the “Securities Act”), 3,000,000 shares which are issuable pursuant to the Company’s 2010 Stock Incentive (hereinafter referred to as the “Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that 3,000,000 shares of the Company’s common stock which may be issued under the Plan are duly authorized shares of the Company’s common stock, and when issued against receipt of the consideration therefore in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Gracin & Marlow, LLP

Gracin & Marlow, LLP